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                       KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)
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                                 For the Three Months   For the Six Months
                                   Ended June 30,        Ended June 30,
                                 --------------------  -------------------
                                   1995       1994       1995      1994
                                   ----       ----       ----      ----
Primary:

  Net earnings applicable to
   common stock                   $  3,734   $  3,667   $  8,355  $  6,978
                                   ========   ========  ========  ========
  Weighted average number
   of common shares outstanding 18,306 18,190 18,266 18,158 Weighted avg. shares issuable on
   exercise of dilutive stock options  210         83        192        97
                                  --------   --------   --------  --------
   Total                            18,516     18,273     18,458    18,255
                                  ========   ========   ========  ========
  Net earnings per common share-
   primary                        $    .20   $    .20   $    .45  $    .38
                                  ========   ========   ========  ========
Fully diluted:
  Net earnings applicable to
   common stock                   $  3,734   $  3,667   $  8,355  $  6,978
  Elimination of interest expense
   on 6% subordinated convertible
   debentures (net after taxes)        297        309        597        *
  Elimination of preferred stock
   dividend requirement                929        929      1,858        *
                                  --------   --------   --------  --------
  Net earnings (as adjusted)      $  4,960   $  4,905   $ 10,810  $  6,978
                                  ========   ========   ========  ========
  Weighted avg. no. of shares out-
   standing including shares issuable
   on exercise of stock options 18,516 18,273 18,458 18,255 Shares issuable on conversion of
    6% subordinated convertible
    debentures                       1,421      1,421      1,421       *
  Shares issuable on conversion of
    Series 2 preferred stock         4,551      4,551      4,551       *
  Additional shares using ending
    mkt. price instead of avg. mkt.
    on treasury method use of stock
    option proceeds                     28         -          14       -
                                  --------  --------    --------  --------

    Total                           24,516     24,245     24,444    18,255
                                  ========   ========   ========  ========
  Net earnings per common share -
    fully diluted                 $    .20   $    .20   $    .44  $    .38
                                  ========   ========   ========  ========

* Anti-dilutive and accordingly not included in the computation.
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